Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TIPTREE FINANCIAL PARTNERS, L.P.

On July 1, 2013, Tiptree Financial Inc. (formerly known as Care Investment Trust Inc.) ( “TFI”) completed the combination with Tiptree Financial Partners, L.P. (“TFP” or the “Partnership”) pursuant to the Contribution Agreement, dated as of December 31, 2012, as amended by Amendment No. 1 to the Contribution Agreement, dated as of February 14, 2013 (the “Contribution Agreement”), among TFI, TFP and Tiptree Operating Company, LLC (the “Operating Subsidiary”). Pursuant to the Contribution Agreement, TFI contributed substantially all of its assets to the Operating Subsidiary in exchange for 10,289,192 common units in the Operating Subsidiary (representing an approximately 25% interest in Operating Subsidiary), and TFP contributed substantially all of its assets to Operating Subsidiary in exchange for 31,147,371 common units in the Operating Subsidiary (representing an approximately 75% interest in Operating Subsidiary) and 31,147,371 shares of TFI’s newly classified Class B Common Stock (the “Contribution Transactions”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of TFP should be read in conjunction with the “Tiptree Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and TFP’s consolidated financial statements and related notes (the “Consolidated Financial Statements”) filed as exhibits to the Form 8-K filed on August 6, 2013 by TFI. The information contained and discussed below represent the consolidated financial results of TFP and subsidiaries prior to the completion of the Contribution Transactions and are not indicative of the results of TFI following the Contribution Transactions.

Overview

TFP is a diversified holding company that seeks to provide a high level of risk-adjusted earnings to its limited partners. TFP’s income is generated by the distributions that it receives from its subsidiaries and other investments, after payment of related expenses and any applicable debt service payments. TFP’s consolidated operating subsidiaries currently include: Philadelphia Financial, which develops and administers private placement insurance and annuities for high net worth and institutional clients; Care, a real estate investment company that invests in healthcare-related facilities; MFCA, a tax-exempt specialty finance company; TAMCO, an SEC-registered investment adviser that, among other managerial and advisory entities, wholly-owns Telos Asset Management LLC (“Telos”), an asset manager focused on investing in corporate credit through managed accounts and structured investment vehicles, such as CLOs; and Siena Capital Finance LLC (“Siena”), a recently formed asset-based lender that offers asset-based loans to small and mid-sized U.S. businesses. TFP’s non-subsidiary holdings include: a structured corporate loan portfolio; a significant minority interest in Star Asia, a specialty finance holding company formed to invest predominately in Asian real estate related debt instruments; and a debt interest and a right to receive a controlling equity interest in Luxury Mortgage Corp. (“Luxury”), a residential mortgage lender that originates conforming FHA, prime jumbo and super jumbo mortgages for sale to institutional investors.

TFI intends to continue to opportunistically acquire majority control of new businesses, both in existing financial service sectors and complementary sectors; make seed investments in funds or products managed by TAMCO; and make minority debt or equity investments similar to those investments that Tiptree has made in the past. Accordingly, changes in the mix of TFI’s businesses, assets and investments should be expected. Management intends to take a disciplined approach by focusing on investing for the long-term in stable, cash flow positive businesses.

TFP’s primary focus is on the following sectors of financial services described below: insurance and insurance services, real estate, asset management and specialty finance (including corporate, consumer and tax-exempt credit).

Insurance and Insurance Services

All of TFP’s insurance operations are conducted through its majority owned subsidiary Philadelphia Financial. Through its operating subsidiaries, Philadelphia Financial structures, underwrites and distributes variable annuities, individual variable life insurance policies and survivorship variable life insurance policies to the high net worth market.

Philadelphia Financial derives the majority of its revenue associated with its structuring and underwriting business from the related mortality and expense fee, which is charged as a percentage of the balance of the assets in each separate account. As of March 31, 2013, approximately 99% of the mortality risk on the insurance policies issued by Philadelphia Financial were reinsured by third parties.

Philadelphia Financial’s expenses consist primarily of additions to its reserves on future policyholder benefits, reinsurance costs, death benefits, commission expenses to brokers, professional fees, compensation, investment administration and general and administrative expenses.

In July 2012, Philadelphia Financial acquired the rights to provide administrative services on a portfolio of company owned life insurance and bank owned life insurance (”COLI/BOLI”) policies to the private placement insurance unit of The Hartford. Philadelphia Financial collects administration fees for each policy it administers. Philadelphia Financial does not hold any mortality risk in respect of the administered policies.

Philadelphia Financial reinsures portions of its insurance risk with other insurers, as is customary in the industry. If a reinsurer is unable to fulfill its obligation at the time of a claim, the ultimate liability remains with Philadelphia Financial as primary insurer. Philadelphia Financial regularly evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from activities or economic characteristics of the reinsurers in order to mitigate exposure to significant loss from reinsurer insolvencies.

Real Estate

Prior to completion of the Contribution Transactions, TFP’s real estate operations were conducted through Care Investment Trust Inc. (which for the period prior to the Contribution Transactions we refer to as “Care”). Following the Contribution Transactions, these operations are conducted by a wholly-owned indirect subsidiary of the Operating Subsidiary.

Care invests in healthcare-related facilities including assisted-living, independent-living, memory care, skilled nursing and other healthcare-related real estate assets in the U.S. As of March 31, 2013, Care maintained a geographically-diversified investment portfolio consisting of approximately $147.1 million (85%) in wholly-owned and majority-owned real estate, approximately $2.5 million (2%) in an unconsolidated joint venture that owns real estate, and approximately $22.6 million (13%) in a loan investment. As of March 31, 2013, Care’s portfolio of assets consists of wholly-owned real estate of senior housing facilities, including assisted living, independent living and memory care facilities, as well as real estate joint-ventures of senior housing facilities, including an assisted / independent living facility and senior apartments, and a loan investment secured by skilled nursing facilities, as well as collateral relating to assisted living facilities and a multifamily property. Care’s wholly-owned senior housing facilities are leased, under triple-net leases, which require the tenants to pay all property-related expenses. Care operated in only one reportable segment.

Care’s revenues are derived primarily from rental income and mortgage interest income. Care’s operating performance is influenced by a number of factors, including general economic conditions, trends in demographics, overall asset mix, geographic markets, and general competitive positioning. Care’s expenses consist primarily of financing costs associated with the mortgages on owned properties, management fees, professional fees, compensation and general and administrative expenses.

As of March 31, 2013, Care had total assets of $208.4 million, including $ 141.0 million of real estate. On June 28, 2013, Care sold all of the membership interests of the entity that owns the fourteen senior living facilities we refer to as the Bickford Portfolio for $122.8 million, subject to certain allocations, credits and adjustments.

Specialty Finance

TFP’s specialty finance operations are conducted through MFCA, TAMCO, Siena and Luxury and also includes its principal investing activities.

MFCA

MFCA is a wholly-owned subsidiary of TFP. MFCA is a specialty finance company that owns and manages a portfolio of non-investment grade and non-rated direct and indirect debt obligations of middle-market tax-exempt borrowers. MFCA’s principal sources of revenue are interest and realized and unrealized gains on its assets. Total revenue is dependent upon the aggregate balance of the assets in its portfolio, the interest rates on those assets and the realized and unrealized gains or losses on its assets. MFCA’s expenses consist primarily of management fees, professional fees, and financing costs.

MFCA is currently winding down its portfolio of tax-exempt assets as they mature, are refinanced or are disposed of. Management anticipates that the current low interest rate environment will allow for the continuation of the refinancing of the existing portfolio. TFI is exploring strategic alternatives with respect to other portfolios of tax-exempt assets for which more attractive financing may be available as a means of redeploying capital.

As of March 31, 2013, MFCA’s investments had an aggregate principal balance of $55.5 million and a fair value of $51.0 million.

Muni Capital Management, LLC (“MCM”), a subsidiary of TAMCO also manages Non-Profit Preferred Funding Trust I (“NPPF I”), a structured tax-exempt pass-through entity that holds tax-exempt bonds for the benefit of its investors. Interests in NPPF I in the form of tranched trust certificates are held solely by third parties unaffiliated with TFI. As of March 31, 2013, the underlying tax-exempt bonds held by NPPF I had an aggregate principal balance of $243.3 million.

TAMCO

TAMCO is an SEC-registered investment advisor that managed approximately $1.6 billion of client assets as of March 31, 2013. TAMCO’s operating subsidiaries include Telos, an asset management company that specializes in investing in middle market corporate credit through managed accounts and structured investment vehicles, such as CLOs; Tiptree Capital, the manager of TFP; MCM, a tax-exempt focused manager; and TREIT, a REIT-focused service provider.

TAMCO’s core assets under management are currently held almost exclusively in CLOs. Investment advisory fees paid to TAMCO by third party investors are its primary source of revenue. These fees typically consist of management fees based on an account’s assets and, in some cases, incentive fees based on the profits generated for the account.

Investment advisory fees differ from product to product, but in general for CLOs, these fees consist of senior management fees that generally range from 12.5 to 20 basis points annually on the principal balance of the underlying collateral of such CLOs; subordinated management fees that generally range from 15 to 35 basis points annually on the principal balance of the underlying collateral of such CLOs; and incentive fees that vary based on the terms of each CLO.

TAMCO’s expenses consist primarily of financing expense associated with the consolidation of the CLOs, management fees, professional fees, compensation and general and administrative expenses.

Telos entered into a new $120 million warehouse credit facility with Telos CLO 2013-4, Ltd. (“TELOS 4”) in February 2013. As of March 31, 2013, $24.9 million is carried as investments in loans at fair value on TFP’s consolidated balance sheet. This CLO is anticipated to close in the third quarter of 2013.

Siena

In April 2013, TFP committed $10 million to purchase a majority of the voting equity interests in Siena. As of March 31, 2013, $7.3 million of the commitment was funded. On July 24, 2013, TFI made a subsequent investment of $2.7 million. Since Siena was acquired after March 31, 2013, its results are not reflected in TFP’s consolidated results for the periods presented below.

Luxury

In April 2013, TFP entered into a definitive agreement to make a $5.0 million loan with a 7-year term to Luxury, a residential mortgage lender that originates conforming, FHA, prime jumbo and super jumbo mortgages for sale to institutional investors. Luxury is licensed or qualified to originate/lend in 19 states. Currently, TFI has funded the initial portion of the loan and will fund the remainder following the receipt of certain regulatory approvals and the satisfaction of certain other conditions. In connection with the funding of the remainder of the Luxury loan, TFI also will receive common stock representing approximately 67.5% of the then-outstanding common stock of Luxury. Effective at funding of the remainder of the loan, current management owners of Luxury will receive a profits interest equal to 67.5% of the distributable earnings of Luxury as compensation for seven years.

Principal Investing

TFP’s principal investing business operations are comprised of investments in investment vehicles TFP manages through TAMCO, minority equity investments or investment in debt obligations. Revenue is generated primarily through gains and losses (unrealized and realized) and income earned on securities, including capital investments in vehicles that TAMCO manages, and income from equity method investments.

Results of Consolidated Operations

The results presented in the tables below are the consolidated results of TFP which includes its majority-owned subsidiaries, Philadelphia Financial, Care, MFCA, and TAMCO, as well as its principal investments.

Due to acquisitions during some of the periods discussed below, it may be difficult to compare TFP’s results of operations from period to period as a result of purchase accounting adjustments, which only reflect the financial results from an acquisition from that point forward. In addition, on June 30, 2012, TFP acquired a controlling financial interest in TAMCO. This transaction is accounted for on an “as if pooling basis” due to TAMCO and TFP being considered entities under common control. As a result, the assets and liabilities, accounted for at historical cost, of TFP and TAMCO were consolidated by TFP as of January 1, 2010 and TAMCO’s results of operations are reflected in TFP’s consolidated results of operations from and after that date.

In addition, the financial results presented below are for TFP as a pass through entity organized as a limited partnership. Furthermore, Care was organized and operated in a manner that enabled it to qualify as a REIT for U.S. federal income tax purposes. As a result of the Contribution Transactions, TFI expects that TFI will not qualify to be taxed as a REIT for U.S. federal income tax purposes, effective January 1, 2013, due to the nature of the assets and the businesses conducted by TFP. TFI, therefore, would be subject to U.S. federal and state corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates beginning with its 2013 corporate tax year and will not be able to deduct distributions to TFI’s stockholders when computing its taxable income.

TFP Selected Consolidated Financial Data

Summary Consolidated Statements of Operations (unaudited in thousands):

	March 31, 2013	March 31, 2012
Revenues:
Net realized gains (losses) and change in unrealized appreciation (depreciation) on investments:
Net realized gains/(losses)	$(510)	$908
Change in unrealized appreciation (depreciation)	3,764	(5,502)

Net realized and unrealized gains	3,254	(4,594)

Investment income:
Interest income	17,137	15,877
Fees on separate account	17,237	4,768
Rental revenue	3,841	3,442
Other income	546	715

Total investment income	38,761	24,802

Total net realized and unrealized gains and investment income	42,015	20,208

Expenses:
Interest expense	17,141	9,490
Payroll expense	8,242	2,659
Professional fees	1,581	2,607
Change in future policy benefits	1,117	986
Mortality expenses	2,614	2,394
Commission expense	555	451
Depreciation and amortization expenses	1,269	1,041
Other expenses	4,717	1,831

Total expenses	37,236	21,459

Net income	4,779	(1,251)
Less net income attributable to the noncontrolling interest and VIE subordinated noteholders	(1,134)	(8,850)
Income tax	1,299	(276)

Net income attributable to the Partnership	$4,614	$7,875

SEGMENT REPORTING

March 31, 2013

(unaudited, in thousands)

Segment Profit or loss and segment assets

	Real Estate	Insurance	Specialty Finance	Intersegment elimination	Totals
Revenues	$4,630	$16,766	$20,619	$—	$42,015
Intersegment revenues	(16)	1,684	2,737	(4,405)	—
Interest revenue	324	1,181	19,156	(3,482)	17,179
Interest expense	1,651	3,134	16,301	(3,945)	17,141
Depreciation and amortization	1,094	175	—	—	1,269
Segment profit/loss	(149)	1,799	1,694	1,270	4,614
Segment assets	208,359	4,626,399	1,888,432	(517,442)	6,205,748

March 31, 2012

(unaudited, in thousands)

Segment Profit or loss and segment assets

	Real Estate	Insurance	Specialty Finance	Intersegment elimination	Totals
Revenues	$4,117	$6,356	$9,735	$—	$20,208
Intersegment revenues	380	(424)	5,072	(5,028)	—
Interest revenue	203	1,093	18,382	(3,747)	15,931
Interest expense	1,586	—	12,006	(4,102)	9,490
Depreciation and amortization	982	59	—	—	1,041
Segment profit/loss	294	(521)	(752)	8,854	7,875
Segment assets (as of December 31, 2012)	185,797	4,354,945	1,509,097	(516,037)	5,533,802

Three months ended March 31, 2013 compared to March 31, 2012

Revenues

Total revenues for 2013 were $42.0 million, compared to $20.2 million for 2012, an increase of $21.8 million or 108%. This increase was primarily driven by an increase in administrative services fees collected by Philadelphia Financial of $12.5 million as well as an increase of $13.9 million in unrealized appreciation on loans held by CLOs.

Realized and Unrealized Gains and Losses

Net realized gains decreased by $1.4 million in 2013 over 2012 levels. This decrease was primarily due to a $0.7 million realized loss on loan sales in 2013. Unrealized gains increased by $9.3 million in 2013 over 2012 levels as market conditions for the loan portfolios showed appreciation during 2013. The appreciation seen in this portfolio was offset in part by declines in the market values of TFP’s trading, derivative and foreign exchange portfolios.

Interest Income

Interest income on TFP’s loan and security portfolios increased $1.3 million, or 8%, for 2013 compared to 2012, primarily due to volume driven increases seen in loan interest income from CLOs in 2013 compared to 2012.

Fees on Separate Accounts

Fees on separate accounts for 2013 from TFP’s Philadelphia Financial subsidiary were $17.2 million, compared to $4.8 million for 2012, an increase of 262%. This increase was primarily due to the acquisition of administrative services rights from The Hartford by Philadelphia Financial in July 2012.

Rental Revenues

Rental revenues for 2013 from TFP’s Care subsidiary were $3.8 million, which was a modest increase over 2012 levels of $3.4 million due to Care’s acquisition of the Calamar properties in February 2013.

Expenses

Total expenses for 2013 were $37.2 million, compared to $21.5 million for 2012, an increase of $15.7 million, or 73%, over the prior year. $7.7 million of the increase was due to increased interest expense on notes payable of the CLOs, as Telos CLO 2013-3, Ltd. (“Telos 3”) was closed in February 2013. Compensation and benefit expense increased $5.6 million, or 211%, primarily due to the acquisition of administrative services rights from The Hartford by Philadelphia Financial in July 2012.

Net income attributable to the noncontrolling interest and VIE subordinated noteholders

Net income attributable to the noncontrolling interest and VIEs represents the portion of net income generated by consolidated entities that are not attributable to TFP’s ownership interest in those entities. In the instance where TFP majority owned subsidiaries have losses, noncontrolling interest was additive to financial results. The change in noncontrolling interest and VIE subordinated noteholders was primarily due to a $7.5 million change in income attributable to the VIEs. Net loss attributable to the noncontrolling interest and VIEs for 2013 was $1.1 million, compared to a net loss of $8.9 million for 2012, an increase of $7.8 million or 88%.

Net income attributable to TFP

Net income attributable to TFP for 2013 was $4.6 million, a decrease of $3.3 million or 41%, compared to net income of $7.9 million for 2012. The higher levels in 2012 were primarily due to a lower 2012 expense base as well as higher unrealized appreciation on trading securities in 2012.

Balance Sheet Information—March 31, 2013 compared to December 31, 2012

TFP’s total assets increased by $671.9 million, or 12%, at March 31, 2013 compared to year end December 31, 2012. This increase was driven primarily by an increase in separate account assets of $271.9 million from Philadelphia Financial as well as an increase of $251.8 million in investment in loans held by the CLOs due to the addition of Telos 3 in February. Total liabilities increased 13% year over year primarily due to an increase in separate account liabilities of $271.9 million and an increase in notes payable of $348.5 million primarily related to TFP’s CLOs and real estate operations. Partnership capital increased $2.5 million, or 0.5%, for the period ended March 31, 2013 over year end 2012 levels primarily due to an increase in retained earnings of $2.9 million. Total capital increased $7.7 million from $535.6 million at December 31, 2012 to $543.3 million at March 31, 2013, primarily due to a $5.2 million increase in the partnership’s non-controlling interest.

Segment Results—March 31, 2013 compared to March 31, 2012

TFP has three reportable operating segments; real estate, insurance and specialty finance (refer to Note 4 of TFP’s consolidated financial statements for a detailed description of TFP’s segments). TFP’s operating segments are organized in a manner that reflects how management views these strategic business units. Although TFP, as required under GAAP, consolidates all of the assets and liabilities of the TFP VIE CLOs, the maximum exposure to loss related to the CLOs is limited to TFP’s investments in the VIE CLOs ($17.0 million accreted value as of March 31, 2013), the investment advisory fee receivables from the TFP CLOs ($3.1 million as of March 31, 2013), and any future investment advisory fees, all of which are eliminated upon consolidation. This consolidation with respect to the VIEs, significantly impacts TFP’s consolidated financial statements.

Real Estate Operations

Total revenues for TFP’s real estate operations for 2013 were $4.6 million, compared to $4.1 million for 2012. The increase was primarily due to an increase in rental revenue of $0.4 million for the period in 2013 due to the Calamar acquisition in February 2013.

Total expenses for TFP’s real estate operations for 2013 were $4.8 million, compared to $4.2 million for 2012. This increase was primarily attributable to a $0.5 million increase in general and administrative expenses associated with Care’s acquisition of the Calamar portfolio in February 2013.

Total operating loss for TFP’s real estate operations for 2013 was $0.1 million, compared to a profit of $0.3 million in 2012, a decrease of $0.4 million or 133%. This decrease was primarily the result of higher expenses incurred in 2013 associated with the aforementioned Calamar acquisition.

Insurance Operations

Total revenues for TFP’s insurance operations for 2013 were $18.5 million, compared to $5.9 million for 2012, an increase of $12.6 million, or 214%. This increase was primarily the result of administrative service fees from the acquisition of the administrative services rights from The Hartford in July 2012.

Total expenses for TFP’s insurance operations for 2013 were $16.7 million, compared to $6.5 million for 2012, an increase of $10.2 million, or 157%. This increase was primarily the result of the inclusion of the financial operations from the acquisition of the administration services rights from The Hartford, including an increase in payroll expense of $3.3 million, due to additional headcount to expand operations.

Total operating income for TFP’s insurance operations for 2013 was $1.8 million, compared to an operating loss of $0.5 million for 2012, an increase of $2.3 million or 460%. This increase was primarily the result of the additional profit from the acquisition of the administration services rights from The Hartford, which offset the related increase in expenses.

Specialty Finance Operations

Total revenues for TFP’s specialty finance operations for 2013 were $23.4 million, compared to $14.8 million for 2012, an increase of $8.6 million or 58%. This increase was primarily the result of additional management fees from TAMCO and an increase in the fair value of the trading assets of MFCA.

Total expenses for TFP’s specialty finance operations for 2013 were $21.7 million, compared to $15.6 million for 2012, an increase of $6.1 million or 39%. The increase was primarily the result of an increase in interest expense on loans in CLOs as a result of additional CLOs in 2013.

Total operating profit for TFP’s specialty finance operations for 2013 was $1.7 million, compared to a loss of $0.8 million for 2012, an increase of $2.5 million or 313%. This increase was primarily the result of increased fair value of loans held by the CLOs in 2013.

Liquidity and Capital Resources

TFP is a holding company and conducts all of its operations through its operating subsidiaries. Dividends and distributions from its subsidiaries and investments are the principal source of cash to pay dividend payments on its preferred and common partnership units, professional fees (including advisory services, legal and accounting fees), office rent, insurance costs, and certain support services. TFP’s current source of liquidity is its cash, cash equivalents and investments and distributions from operating subsidiaries. At March 31, 2013, TFP’s unrestricted cash, cash equivalents, trading portfolio and available for sale securities was $157.5 million. TFI intends to opportunistically acquire majority control of new businesses both in its existing financial services sectors and complimentary sectors. Accordingly, TFI expects that its cash needs will differ over time from TFP’s historical cash needs and it may seek additional sources of cash to fund acquisitions or additional investments in its existing businesses. These additional sources of cash may take the form of debt or equity and may be at the parent, subsidiary or asset level. TFI contemplates entering into a credit facility to enhance its liquidity, although there can be no assurance that it will do so.

The ability of TFI’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions will be subject to numerous business and other factors, including restrictions contained in its subsidiaries’ financing agreements, regulatory restrictions, availability of sufficient funds at such subsidiaries, general economic and business conditions, tax considerations, strategic plans, financial results and other factors such as target capital ratios and ratio levels anticipated by rating agencies to maintain or improve current ratings. For example, Telos will require additional capital in order to issue future CLOs and Philadelphia Financial may require additional capital to meet regulatory capital requirements.

Indebtedness

TFP does not currently have any debt at the holding company level. TFP is not a guarantor of any of the debt of its subsidiaries.

Insurance Segment Liquidity and Capital Resources

TFP’s insurance operations are conducted through its subsidiary Philadelphia Financial, which conducts all of its operations through its operating subsidiaries. Dividends from Philadelphia Financial’s subsidiaries are its principal sources of cash to pay dividends to TFP and to meet its obligations.

The ability of Philadelphia Financial to pay dividends is limited by applicable insurance laws and regulations of the states in which its subsidiaries are domiciled. These laws and regulations require, among other things, Philadelphia Financial’s insurance subsidiaries to maintain minimum solvency requirements and limit the amount of dividends these subsidiaries can pay. TFP received no dividends from its insurance operations.

The liquidity requirements of Philadelphia Financial’s regulated insurance subsidiaries principally relate to the liabilities associated with their various insurance and investment products, operating costs and expenses, the payment of dividends, the payment of principal and interest on their outstanding debt obligations and income taxes. Philadelphia Financial’s insurance subsidiaries have used cash flows from operations and investment activities to fund their liquidity requirements, with the exception of acquisition related capital requirements. Philadelphia Financial’s insurance subsidiaries’ principal cash inflows from operating activities are derived from premiums, annuity deposits and insurance and investment product fees and other income. The principal cash inflows from investment activities result from repayments of principal, investment income and, as necessary, sales of invested assets.

In addition to the regulatory restrictions on dividends discussed above, the primary driver in determining the amount of capital used for dividends is the level of capital needed to maintain financial strength ratings. In that regard, dividend payments at Philadelphia Financial’s insurance subsidiaries may be limited to the extent necessary to maintain or improve current ratings. Given recent economic events that have affected the insurance industry, both regulators and rating agencies could become more conservative in their methodology and criteria, including increasing capital requirements for Philadelphia Financial’s insurance subsidiaries which, in turn, could negatively impact the cash available to Philadelphia Financial from its insurance subsidiaries and, in turn, to TFI.

At March 31, 2013, TFP’s insurance operations had cash, cash equivalents and available for sale securities of $30.9 million.

On July 1, 2012, Philadelphia Financial’s subsidiary, PFASC, issued a note in the amount of $100.0 million (“Senior Note”) due July 2022, the net proceeds of which were used to partially fund The Hartford acquisition. The Senior Note is collateralized with a first priority lien on substantially all of the assets directly held by PFASC. The Senior Note bears an annual interest rate of 12.66%, with the final payment date of July 15, 2022.

The indenture governing the Senior Note (the “Indenture”) contains covenants limiting, among other things, and subject to certain qualifications and exceptions, the ability of PFASC to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in certain transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person. PFASC is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral. At December 31, 2012, PFASC was in compliance with all covenants under the Senior Note. The Indenture contains customary events of default which could, subject to certain conditions, cause the Senior Note to become immediately due and payable, including, but not limited to, the failure to make principal or interest payments; failure by PFASC to accept and pay for the Senior Note tendered when and as required by the change of control and asset sale provisions of the Indenture and failure to comply with certain covenants in the Indenture.

Real Estate Segment Liquidity and Capital Resources

Prior to the Contribution Transactions, TFP’s real estate operations were primarily conducted through Care. These operations are now conducted through a wholly owned subsidiary of the operating subsidiary.

At Care, the principal current cash needs are: (i) to fund operating expenses, including potential expenditures for repairs and maintenance on its properties and debt service on its outstanding mortgage loan obligations; (ii) to distribute 90% of its REIT taxable income to its stockholders, as of December 31, 2012; and (iii) to fund other general ongoing business needs, including employee compensation expense, directors’ and officers’ insurance, administrative expenses, as well as property acquisitions and investments. Care’s primary sources of liquidity are its current working capital, rental income from its real estate properties, distributions from its interest in a partially-owned entity that holds real estate, interest and principal payments on its remaining loan investment and interest income earned from its available cash balances.

At March 31, 2013, TFP’s real estate operations had cash and cash equivalents of $27.8 million.

As a result of the Contribution Transactions, Care became a wholly owned subsidiary of the Operating Subsidiary and will not be required to separately finance its operations, increasing financial flexibility. Also, as a result of the Contribution Transactions, TFP expects that the Combined Company will not qualify to be taxed as a REIT for U.S. federal income tax purposes, effective January 1, 2013, due to the nature of the assets and the businesses conducted by TFP, and as such will no longer have a cash need to distribute its REIT taxable income.

For a description of the indebtedness of Care, please see Care’s Form 10-Q filed May 15, 2013.

Specialty Finance Segment Liquidity and Capital Resources

TFP’s specialty finance operations are conducted through MFCA and TAMCO and include its principal investing activities.

TAMCO conducts all of its operations through operating subsidiaries, including Telos. Telos manages most of its assets in the form of CLOs, and in accordance with GAAP, TFP is required to consolidate certain Variable Interest Entities (“VIEs”). As a result, TFP’s consolidated statements of cash flows include the cash flows of these VIEs. Cash held by the consolidated VIEs is not available for TFP’s general use, and TFP’s cash is not available for the general use of the consolidated VIEs.

At March 31, 2013, excluding VIEs, TFP’s specialty finance operations had cash, cash equivalents and short-term investments (including trading securities) of $78.9 million.

The CLOs, with assets of $1,234.7 million and non-recourse liabilities of $938.6 million were included in TFP’s consolidated financial statements as of March 31, 2013. Although TFP consolidates all of the assets, liabilities and subordinated notes of the CLOs, its maximum exposure to losses related to the CLOs is limited to its investments and beneficial interests in the subordinated notes of Telos CLO 2006-1, Ltd. (“Telos 1”), Telos CLO 2007-2, Ltd. (“Telos 2”), Telos 3, its investment management fees receivables, and its future investment management fees, all of which are eliminated upon consolidation. The notional value of these non-recourse liabilities is $1,128.9 million and they cannot be retired for less than their full notional value.

The assets of each of the CLOs are held solely as collateral to satisfy the obligations of the CLOs. TFP does not own and has no right to the benefits from, nor does TFP bear the risks associated with, the assets held by the CLOs, beyond its minimal direct investments and beneficial interests in, and investment management fees generated from, the CLOs. If TFP were to liquidate, the assets of the CLOs would not be available to its general creditors, and as a result, TFP does not consider them its assets. Additionally, the investors in the CLOs have no recourse to TFP’s other assets for the debt issued by the CLOs. Therefore, this debt is not TFP’s obligation and will not require TFP to utilize any of its liquidity to satisfy any such obligation.

Consolidated Comparison of Cash Flows

Summary Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,
	2013	2012
Net cash provided by /(used in):
Operating activities	$(131,539)	$2,806
Investing activities	(239,236)	17,049
Financing activities	343,467	(13,059)

Net increase/(decrease) in cash and cash equivalents	$(27,308)	$6,796

Operating Activities

Cash used in operating activities for the three months ended March 31, 2013 was $131.5 million, compared to cash provided of $2.8 million for the comparable period in 2012, an increase of $134.3 million. This increase was primarily due to an increase in restricted cash of $132.5 million, as well as an increase in unrealized appreciation of loans of $14.0 million in 2013 compared to 2012.

Investing Activities

Cash used in investing activities for the three months ended March 31, 2013 was $239.2 million, compared to $17.0 million provided by investing activities for the comparable period in 2012, an increase of $256.2 million. The increase in use of cash was primarily attributable to purchases of loans of $340.9 million offset in part by loan repayments of $67.9 million.

Financing Activities

Cash provided by financing activities for the three months ended March 31, 2013 was $343.5 million, compared to $13.1 million in cash used for the comparable period in 2012, an increase of $356.6 million. This increase was primarily attributable to the proceeds from the issuance of notes payable by Telos 3 of $345.9 million. These increases in cash provided by financing activities were partially offset by principal payments under mortgage notes payable of $1.3 million in 2013 and distribution payable of $8.1 million in 2012.

Contractual Obligations

The table below summarizes TFP’s contractual obligations as of March 31, 2013 (in thousands):

	2013	2014	2015	2016	2017	There- after	Total
Mortgage notes payable and related interest (1)	$6,410	$8,546	$82,446	$2,064	$2,064	$34,872	$136,402
Base service fee obligations (2)	360	—	—	—	—	—	360
Note payable (3)	4,164	7,667	10,000	10,000	10,417	54,417	96,665
Notes Payable CLOs (4)	—	—	—	—	—	1,128,923	1,128,923
Operating lease obligations (5)	176	234	240	248	248	300	1,446

Total	$11,110	$16,447	$92,686	$12,312	$12,729	$1,218,512	$1,363,796

(1)	Mortgage notes payable include mortgage notes entered into by Care in connection with its acquisition of several properties (see Note 12 “Borrowings under Mortgage Notes”).
(2)	Care subsidiary TREIT base service fee, subject to increase or decrease based on changes in stockholders’ equity.
(3)	Note payable relates to the Philadelphia Financial acquisition of the administrative services rights from The Hartford (See Note 13. “Notes Payable”).
(4)	Non-recourse CLO notes payable principal is payable at stated maturity: 2021 for Telos 1, 2022 for Telos 2 and 2024 for Telos 3.
(5)	Minimum rental obligation for Care office lease.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements of TFP have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information. The consolidated financial statements are presented in U.S. dollars, the main operating currency of TFP. The consolidated financial statements prepared under GAAP for all periods presented have been retroactively restated as if TAMCO was part of the consolidated group as of January 1, 2010. All intercompany items have been eliminated for these periods.

Critical Accounting Policies:

Principles of Consolidation

The consolidated financial statements reflect the consolidated accounts of TFP and (i) its wholly-owned subsidiaries, (ii) subsidiaries in which it has a controlling interest, and (iii) certain other entities known as variable interest entities (VIEs) in which TFP, through its subsidiaries is deemed to be the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. This consolidation, particularly with respect to the VIEs, significantly impacts these subsidiaries’ financial statements.

Variable Interest Entities

ASC Topic 810, Consolidations, requires the consolidation of a VIE into the financial statements of the entity that is considered the VIE’s primary beneficiary. ASC Topic 810 provides a framework for determining whether an entity should be considered a VIE and accordingly evaluated for consolidation. If an entity is a VIE, it would then need to be determined whether TFP’s relationship, direct or indirect through subsidiaries to the VIE (whether contractual, through direct investments in the entity, or otherwise) results in a variable interest. If TFP does have a variable interest in the entity, it would then need to be determined whether TFP is deemed to be the primary beneficiary. For VIEs, if TFP is deemed to (i) have the power to direct the activities of the VIE that most significantly impact the economic performance and (ii) either the obligation to absorb losses or the right to receive benefits that could be significant to the VIE, then TFP would be deemed to be the primary beneficiary of the VIE and would be required to consolidate the VIE. Generally, TAMCO’s contractual relationship as collateral manager of the CLO described herein satisfies criteria (i) of the prior sentence, and its ownership interests in and/or ability to earn certain incentive or other management fees in certain CLOs can typically satisfy criteria (ii).

Prior to the closing of the acquisition of TAMCO, it was established that TAMCO was the primary beneficiary of two CLOs that it manages. As such, the financials statements of these two CLOs are included in the consolidated financial statements of TFP. See Note 2 “Acquisition of Businesses” for additional details regarding this transaction.

The consolidation of the CLOs required the initial recognition of the assets and liabilities at fair value as of January 1, 2010. Since the assets are solely for the benefit of the beneficial interest holders (liability holders) and no residual value from their liquidation is available to TAMCO, the difference between the fair value of the assets of the CLOs and its liabilities upon consolidation have been reflected as appropriated retained earnings. Given the nature and activity of the CLOs, TAMCO has applied the investment company accounting guidance to the CLOs’ financial statements and as such recognizes changes in fair value of the assets of the CLOs and accreted the fair value adjustment to the liabilities of the CLOs (recorded upon consolidation) in the consolidated statement of operations.

The following table summarizes the Partnership’s consolidated assets and non-recourse liabilities of the consolidated CLOs included in the Condensed Balance Sheets (in thousands) :

	March 31, 2013	December 31, 2012
Cash- restricted	$209,939	$75,105
Investment in loans	989,088	741,743
Other assets	35,634	34,809

Total assets	$1,234,661	$851,657

Notes payable-nonrecourse	$921,534	$560,768
Other liabilities	74,320	48,560

Total liabilities	$995,854	$609,328

Total net results of consolidated CLOs included in the Partnership’s Consolidated Statements of Operations was as follows:

	Period ended March 31, 2013	Period ended March 31, 2012
Consolidated CLOs	$(2,544)	$(9,705)
Non-TFP ownership backed out	(1,212)	(8,712)

Net amount included	$(1,332)	$(993)

Use of Estimates:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in TFP’s consolidated financial statements and accompanying notes. The estimates and assumptions most susceptible to change are the valuation of securities, derivative positions, and acquired assets and liabilities. Although these and other estimates and assumptions are based on the best available estimates, actual results could differ materially from management’s estimates.

Income Taxes

TFP qualifies as a partnership for U.S. federal income tax purposes. As a partnership, TFP will not pay federal income tax and will be treated as a pass through entity. TFP’s income is allocated to the individual partners for inclusion in their respective tax returns. TFP’s U.S. federal and state income tax returns, when filed, will be subject to examination by the Internal Revenue Service and state departments of revenue.

Deferred tax assets and liabilities are determined using the asset and liability method. Under this method, deferred tax assets and liabilities are established for future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce a deferred tax asset to the amount expected to be realized.

TFP evaluates tax positions taken or expected to be taken in the course of preparing its tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. TFP’s tax benefit or tax expense is adjusted accordingly for tax positions not deemed to meet the more likely than not threshold.

Fair Value Measurement

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, describes the framework for measuring fair value, and addresses fair value measurement disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC Topic 820 establishes a three level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels, from highest to lowest, are defined as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities that TFP has the ability to access at the measurement date.

•

Level 2 — Significant inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

The types of financial assets and liabilities carried at level 2 are valued based on one or more of the following:

a)	Quoted prices for similar assets or liabilities in active markets;

b)	Quoted prices for identical or similar assets or liabilities in nonactive markets;

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability;

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

•	Level 3 — Significant inputs that are unobservable inputs for the asset or liability, including TFP’s own data and assumptions that are used in pricing the asset or liability.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by TFP in determining fair value is greatest for instruments categorized within Level 3 of the fair value hierarchy. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. TFP’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the asset. From time to time, TFP’s assets and liabilities will transfer between one level to another level. It is TFP’s policy to recognize transfers between different levels at the end of each reporting period.

The following is a description of the valuation methodologies used for financial assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. TFP’s fair value measurement is based on a market approach, which utilizes prices and other relevant information generated by market transactions involving identical or comparable financial instruments. Sources of inputs to the market approach include a third-party pricing service, independent broker quotations or pricing matrices. Management analyzes the third party valuation methodologies and its related inputs to perform assessments to determine the appropriate level within the fair value hierarchy. Further, management has a process in place to review all changes in fair value from measurement period to measurement period. Any discrepancies or unusual observations are followed through to resolution through the source of the pricing as well as utilizing comparisons, if applicable, to alternate pricing sources. TFP utilizes observable and unobservable inputs into its valuation methodologies. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data. In addition, specific issuer information and other market data is used. For broker quotes, quotes are obtained from sources recognized to be market participants. Unobservable inputs may include: expected cash flow streams, default rates, supply and demand considerations and market volatility.

Trading Securities: Trading securities consist primarily of privately held equity securities, exchange-traded equity securities, U.S. Treasury securities (USTs), CLOs, collateralized debt obligations (CDOs), asset backed securities (ABSs), loans, and tax exempt securities. The fair value of privately held equity securities are either valued based on quotes obtained from dealers or internally developed valuation models. Because significant inputs used to determine the dealer quotes or model values are not observable, such as projected future earnings and price volatility, TFP has classified them within Level 3 of the fair value hierarchy. Exchange-traded equity securities are valued based on quoted prices from the exchange. These securities are actively traded and valuation adjustments are not applied. Accordingly, they are categorized in Level 1 of the fair value hierarchy. USTs are actively traded and valuation adjustments are not applied. They are categorized in Level 1 of the fair value hierarchy. Positions in securitized products such as CLOs, CDOs, ABSs, are based on quotes obtained from dealers. When these quotes are based directly or indirectly on observable inputs such as quoted prices for similar assets exchanged in an active or inactive market, TFP has classified them within Level 2 of the fair value hierarchy. If these quotes are based on valuation models using unobservable inputs such as expected future cash flows, default rates, supply and demand considerations, and market volatility, TFP has classified them within Level 3 of the fair value hierarchy.

The fair value of tax exempt securities is determined by obtaining quotations from independent pricing services. In most cases, quotes are obtained from two pricing services and the average of both quotes is used. The independent pricing services determine their quotes using observable inputs such as current interest rates, specific issuer information and other market data for such securities. Therefore, the estimate of fair value is subject to a high degree of variability based upon market conditions, the availability of issuer information and the assumptions made. The valuation inputs used to arrive at fair value for such debt obligations are generally classified within Level 2 or Level 3 of the fair value hierarchy.

Available for sale securities: Available for sale securities consist primarily of obligations of states and political subdivisions, USTs, certificates of deposit, ABSs, and corporate bonds. These securities will generally be classified within either Level 1 or Level 2 of the fair value hierarchy. The fair value of fixed maturity securities is based on quoted market prices obtained from an independent pricing service, where available. If listed prices or quotes are not available, fair value is based upon internally developed models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, option volatilities, and currency rates.

Derivative Assets and Liabilities: Derivative assets and liabilities consist of credit default swaps (CDS), interest rate swaps (IRS), equity index options and operating partnership units. The fair value of derivative assets and liabilities is based upon valuation pricing models, which represent what the Partnership would expect to receive or pay at the balance sheet date if the contracts were cancelled. In general, the fair value of CDSs are based on dealer quotes. Because significant inputs used to determine the dealer quotes are not observable, such as price volatility, TFP has classified them as Level 3. The fair value of IRS is determined by obtaining broker or counterparty quotes. Because there were observable inputs used to arrive at these quotes, TFP has classified the IRS within Level 2 of the fair value hierarchy. The equity index option positions are based on quoted prices from the exchange. Equity index options that are actively traded are classified within Level 1 of the fair value hierarchy. Equity index options that are not actively traded are classified within Level 2 of the fair value hierarchy. The fair value of operating partnership units is based on an internally developed valuation model. In addition to some observable inputs, the model also relies on unobservable inputs based on management estimates such as release dates of escrow shares, expected performance of the underlying properties, expected quarterly dividends, and discount factors. As such, TFP has classified these positions within Level 3 of the fair value hierarchy.

Separate Account Assets: Separate account assets are primarily invested in alternative investments (which include investments in limited partnerships, private equity funds, hedge funds, and fund of funds), mutual funds, fixed maturity securities, and equity securities. The alternative investments are valued at estimated fair value with the assistance of investment managers of the underlying alternative investments. Since the entities underlying these alternative investments are investment companies for accounting purposes, as a practical expedient, TFP utilizes the separate account’s proportionate interest in the fair value of the underlying net assets to determine the fair value of these investments. The fair value of the underlying net assets of each alternative investment is determined from financial information provided by the investment manager. These alternative investments are generally classified within Level 3 of the fair value hierarchy. Most hedge fund investments are classified as Level 3. However, some hedge fund investments with minimal liquidity restrictions such as no lockup period, redemption notification of 35 days or less, withdrawal frequency greater than annually, and withdrawal payouts within 30 days are classified within Level 2. Mutual funds, and equity securities are exchange-traded and are value based on quoted market prices from independent pricing services and are classified within Level 1 of the fair value hierarchy. U.S. Treasury securities are classified within Level 1 of the fair value hierarchy and all other fixed maturity securities are classified within Level 2.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk

Market risk is the risk of the loss of fair value resulting from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and equity prices. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying financial instruments are traded.

TFP’s principal investing operations have market risk exposure from changes in interest rates and foreign currency exchange rates. TFP has in the past used derivative financial instruments for purposes other than trading to mitigate the risk from such exposures.

Credit Risk

TAMCO and MCFA are exposed to the risk that some of the borrowers associated with the credit assets they may hold, may be unable to repay their loans according to their contractual terms. This inability to repay could potentially result in a reduction in their earnings. The investors in the TFP CLOs have no recourse to TFP’s general assets for the debt issued by the TFP CLOs. Therefore, this debt is not TFP’s obligation.

TFP is subject to certain inherent credit risks arising from its transactions involving counterparties to CDS and IRS positions. As of March 31, 2013, the CDS positions have a cumulative notional amount of $15.0 million and a fair value of $0.3 million. The counterparty for all of these positions is Bank of America, N.A. Morgan Stanley Capital Services, Inc. is also a counterparty to two IRS contracts with $20 million notional and fair value of approximately $(2.9) million. TFP’s policy is to monitor its market exposure and counterparty risk through the use of various credit exposure reporting and control procedures.

Care performs ongoing analysis of credit risk concentrations in its real estate and loan investment portfolios by evaluating exposure to various markets, underlying property types, investment structure, term, sponsors, tenant mix and other credit metrics.

Interest Rate Risk

Substantial and sustained increases or decreases in market interest rates can affect the profitability of the insurance products and fair value of investments. The majority of Philadelphia Financial’s insurance liabilities are backed by fixed maturity securities. Philadelphia Financial’s product profitability depends upon the spreads between interest yield on investments and rates credited on insurance liabilities.

Equity Price Risk

TFP and its subsidiaries are exposed to equity risk as they use a portion of their excess cash to acquire marketable equity securities. These securities are classified as either available for sale or as trading. TFP and its subsidiaries follow board approved investment and trading policies which set certain restrictions on the amounts and types of securities which may be acquired.

Off-Balance Sheet Arrangements

TFP does not have any off-balance sheet obligations. Other than the consolidation of Telos 1, Telos 2 and Telos 3, TFP does not maintain any other relationships with unconsolidated entities or financial partnerships, special purpose or VIEs, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of March 31, 2013, TFP did not guarantee any obligations of unconsolidated entities, enter into any commitments or express intent to provide additional funding to any such entities.

Economic Net Income

Economic Net Income (“ENI”) is a non-GAAP financial measure of profitability which TFP uses to measure the performance of its core business. Management believes that ENI reflects the nature and substance of the economic results of TFP’s businesses. Management also uses ENI as a measurement for determining incentive compensation. ENI includes the following adjustment to results from real estate to eliminate non cash items similar to adjusted funds from operations which is a non-GAAP financial measure widely used in the real estate industry, in our insurance segment, adjusted for fair value on available for sale securities, which is a non-GAAP measure frequently used throughout the insurance industry, in our specialty finance segment, VIEs shown as if not consolidated. Reconciliation of ENI to the most comparable GAAP measure is presented below.

ENI as used by TFP may not be comparable to similar measures presented by other companies as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. ENI should be considered in addition to, not as a substitute for, financial measures determined in accordance with GAAP. The following is a reconciliation of GAAP Net Income attributable to TFP to ENI for the three month periods ended March 31, 2013 and 2012 and the twelve month period ended December 31, 2012 (in thousands):

	Period ended March 31, 2013	Period ended March 31, 2012	Twelve month period ended December 31, 2012
GAAP Net Income	$4,614	$7,875	$35,200
Adjustments:
Adjustments to results from real estate operations(1)	1,335	378	2,938
Effect of change in majority ownership of subsidiaries (2)	(54)	(59)	2,472
Fair value adjustments to carrying value (3)	4,685	1,132	10,141
Reversal of VIE’s net losses/(income) attributable to TFP (4)	1,332	993	(3,752)
Reversal of TAMCO net income/(losses) for periods prior to acquisition of TAMCO (5)	—	(3,071)	(6,592)
TFP convertible preferred reclass of distributions to expense (6)	(813)	(589)	(2,789)
Foreign exchange reserve (7)	1,174	—	(1,174)
Amortization of start-up expenses (8)	—	(66)	(119)

Economic Net Income	$12,273	$6,593	$36,325

(1)	Adjustments to results from real estate operations, exclude gain (losses) from debt restructuring and gains (losses) from sales of property, the effects of straight lining lease revenue, plus the expenses associated with depreciation and amortization on real estate assets, certain transaction expenses associated with real estate acquisitions, non-cash equity compensation expenses, and excess cash distributions from Care’s equity method investments and one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures are also taken when calculating Care’s adjusted funds from operations (“AFFO”). For a reconciliation of Care’s AFFO calculation to GAAP, see Care’s Form 10Q for periods ended March 31, 2012 and 2013 and its Form 10-K for the year ended December 31, 2012.
(2)	Effect of change in majority ownership of subsidiaries is the decline in TFP’s investment in Care due to the dilutive effect of Care’s issuance of shares related to stock-based compensation as well as the effect of TFP increase in ownership of PFG due to accretion of preferred shares.
(3)	Adjustment is to account, at fair value, for PFG’s available for sale securities and to adjust to fair value the CLO subordinated notes held by TFP. Fair values are obtained from an independent third party pricing source.
(4)	Reversal of VIEs net losses/(income) attributable to TFP (see reconciliation table below in thousands):

	Three month period ended March 31, 2013 TFP pro rata portion
	of Net Income	Net Income	TFP’s ownership %
Telos 1	$(97)	$(1,377)	7.11%
Telos 2	(1,285)	(1,360)	95.45%
Telos 3	50	168	30.13%

Total	$(1,332)	$(2,569)

	Three month period ended March 31, 2012 TFP pro rata portion
	of Net Income	Net Income	TFP’s ownership %
Telos 1	$(665)	$(9,456)	7.11%
Telos 2	(328)	(347)	95.45%

Total	$(993)	$(9,705)

	Twelve month period ended December 31, 2012 TFP pro rata portion
	of Net Income	Net Income	TFP’s ownership %
Telos 1	$297	$4,215	7.11%
Telos 2	3,455	3,656	95.45%

Total	$3,752	$7,871

(5)	The purchase of TAMCO on June 30, 2012 was accounted for as a combination of entities under common control. As a result, the assets and liabilities of TAMCO were presented as if it had been consolidated by TFP on January 1, 2010. For non-controlling interest, we are reversing the effect of this recasting of financial information for prior periods.
(6)	Convertible preferred distribution reclassified as expense for purposes of ENI so as to reflect a cost of capital charge for outstanding convertible preferred. This class automatically converted to common shares effective July 1, 2013.
(7)	Reflects the timing difference on the recognition of yen exposure GAAP versus ENI.
(8)	Amortization of expenses associated with the start-up of TFP in 2007. The amortization period ended on June 30, 2012.

Economic Net Income Components

The following table details the individual revenue and expense components of the non-GAAP measure Economic Net Income for the periods indicated (in thousands):

	Period ended March 31, 2013	Period ended March 31, 2012(1)	Twelve month period ended December 31, 2012
Revenues:
Interest income	$218	$123	$527
Dividend/distribution income	5,275	5,102	20,436
Realized gains(losses)	122	—	414
Unrealized gains (losses)	9,053	5,725	27,354
Management fee income	3,449	—	6,974

Total revenues	$18,118	$10,949	$55,705
Expenses:
Compensation expense	$3,369	$7	$6,568
Distribution expense (convertible preferred)	813	589	2,789
Interest expense	373	288	1,276
Professional fees and other	1,289	1,138	4,359

Total expense	$5,844	$2,022	$14,992
Net economic income (loss) before management fee expenses and waivers and incentive allocation	$12,273	$8,927	$40,714
Less: Management fee expenses	—	988	1,996
Less: Management fee expenses waived	—	(517)	(1,066)
Net economic income before incentive allocation	12,273	8,456	39,784
Less: Incentive allocation	—	1,864	3,460

Net economic income	$12,273	$6,593	$36,325

(1)	Does not reflect the “as if pooling of interests” adjustments made on a GAAP basis for the June 30, 2012 controlling financial interest acquired in TAMCO by TFP.